Exhibit 99.1

 McDermott Announces Bankruptcy Court Action on Babcock & Wilcox's
                   Chapter 11 Plan of Reorganization

    NEW ORLEANS--(BUSINESS WIRE)--Dec. 29, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott") announces that on December 28, 2005, the Honorable Judge Jerry A. Brown of the United States Bankruptcy Court for the Eastern District of Louisiana issued his findings of fact, conclusions of law and recommendation in favor of confirmation of The Babcock & Wilcox Company ("B&W") Chapter 11 Joint Plan of Reorganization (the "Plan") and the associated proposed settlement agreement contained therein. B&W, a wholly owned subsidiary of McDermott, filed for Chapter 11 bankruptcy in New Orleans, Louisiana on February 22, 2000 as a result of asbestos-related claims.
    As part of the confirmation process, agreements were reached with all known objectors to the Plan, including those parties who had objected to the previous B&W plan. One of the agreements reached includes McDermott, B&W, Citgo Petroleum Corporation, PDV Midwest Refining, L.L.C. and certain insurers as parties (the "Citgo Settlement"). Under the Citgo Settlement, B&W will make a payment to the plaintiffs of $7.5 million on the effective date of the Plan, the parties agreed to limit B&W's maximum uninsured exposure to $50 million, in aggregate, and all claims against McDermott will be released. To receive any monies beyond the $7.5 million payment, the plaintiffs must obtain a judgment against B&W in excess of $250 million, and that excess amount must be completely uncollectible against B&W's insurers and/or its insurance broker. Should such a judgment be obtained but amounts are collected from B&W's insurers or brokers in excess of $250 million, B&W will have the opportunity to obtain reimbursement of up to $5 million of its first payment. Therefore, the Citgo Settlement creates a range on the plaintiffs' claims against B&W, with a minimum cost to B&W of $2.5 million, while limiting the maximum total uninsured exposure to $50 million.
    The Plan will now proceed to the Honorable Judge Sarah S. Vance of the United States District Court for the Eastern District of Louisiana. Judge Vance is expected to review Judge Brown's findings, conclusions and recommendation to confirm the Plan and, after completing her review, issue an order granting or denying confirmation of the Plan.
    Effective February 22, 2000, B&W was deconsolidated from McDermott's reported financial statements. During the 2002 fiscal year, McDermott wrote-off its remaining investment in B&W. On August 29, 2005, B&W, McDermott, the Asbestos Claimants Committee and the Future Asbestos-Related Claimants' Representative reached in agreement in principle on the terms of the currently proposed Plan and associated settlement. B&W has accrued in its financial statements the anticipated liability associated with implementing the Plan. In addition to obtaining a final court ruling confirming the Plan, the settlement requires McDermott's shareholder approval, exit financing for B&W and the completion of certain other conditions in order for the currently proposed settlement to become effective by February 22, 2006, the effective date deadline under the Plan. During the confirmation hearing, it was noted that all claimant classes have voted in favor of the Plan in sufficient numbers to support confirmation.

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact McDermott's actual results of operations. The forward-looking statements in this press release include, among other things, the statements about the anticipated proceedings before the U.S. District Court. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2004 and its 2005 quarterly reports filed with the Securities and Exchange Commission.

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy. Additional information on McDermott can be obtained at www.mcdermott.com.

    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             www.mcdermott.com